Exhibit 99.1

 Impairment Charge on Wealth Management Unit Forces Sanchez Third Quarter Loss;
           Excluding Charge, Company's Operating Earnings Break Even



    MALVERN, Pa., Oct. 17 /PRNewswire-FirstCall/ -- Sanchez Computer Associates Inc. (Nasdaq: SCAI) today announced the company expects to report a loss of approximately $0.33 per share for 2003's third quarter ended
Sept. 30, which includes the impact of the company taking a non-cash impairment charge of approximately $9.5 million related to the July 2002 acquisition of Spectra Securities Software, now Sanchez's Wealth Management Division. Excluding the impairment charge, the company expects third quarter earnings from operations to break even. Further, the company expects to generate revenues of approximately $25 million, which reaches the low-end of the company's forecasted revenue range for the third quarter.

    Sanchez acquired the Canadian-based provider of wealth management software solutions on July 3, 2002, for approximately $29 million in cash and stock. The company's annual goodwill impairment test resulted in taking a non-cash charge on the Wealth Management Division in the third quarter.

    "Market demand for brokerage and wealth management solutions has yet to rebound. However, we remain committed to the longer-term, strategic value of delivering integrated banking and brokerage solutions to marketplace," said Frank R. Sanchez, CEO of the company.


    Fourth Quarter Restructuring Charge

    The company also has begun implementing plans to reduce the company's cost base by approximately $8 million. The cost reductions are targeted for completion by the end of the year. The company expects to achieve these cost savings primarily through a reduction in its workforce and broad-based salary reductions. The company expects to take a restructuring charge of approximately $1.3 million in the fourth quarter of 2003.

    "Large financial institutions continue to defer decisions to invest in core processing solutions," said Sanchez. "However, we expect our fourth quarter cost-reduction efforts, combined with client-focused, revenue-generation activities, to provide the company with the ability to enhance its profitability in 2004, regardless of the timing of the sector's recovery."

    The company will report fully its 2003 third quarter operating results and provide additional details regarding its cost-cutting initiatives and the anticipated impact such efforts will have on the company's future operating results after the close of the financial markets on Tuesday, Oct. 28. The company has scheduled a conference call on that day at 5 p.m. Eastern Standard Time (EST) to discuss the results and the company's expectations for future performance.

    For listen-only access to the conference call, please call the toll-free conference number, 800-223-9488 by 4:50 p.m. EST, and reference the conference ID - "Sanchez." Alternatively, to listen to the call on the Web, go to the Sanchez Web site, http://www.sanchez.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:45 p.m. EST) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, it will be posted on the company's Web site two hours after the call is completed and will remain on the site through Nov. 30. A telephone replay also will be available two hours after the conference call through Nov. 12, and can be accessed by calling toll free: 800-839-4198. In addition, a transcript will be available 48 hours later and will be posted on the company's Web site.


    About Sanchez

    Sanchez Computer Associates Inc. (Nasdaq: SCAI), headquartered in Malvern, Pa., is a global leader in developing software and services that provide banking, securities, customer integration, wealth management, and outsourcing solutions to nearly 400 financial institutions in 22 countries. For more information, visit www.sanchez.com.


    This news release contains forward-looking statements about Sanchez and may include, without limitation, statements concerning Sanchez's expectations of the impact of 2003's third quarter impairment charge on the company's performance and the expected benefit of the cost-reduction plans. When used in this news release, the words "anticipate," "estimate," "expect," "intend," "plan," "project" and variations of these words and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company's Form 10-K for 2002, which was filed with the SEC on March 31, 2003, and other Sanchez filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements. Sanchez and Sanchez Profile are trademarks of Sanchez Computer Associates Inc. All other company and product names may be trademarks of their respective organizations.


     Contacts: Todd Pittman                       Greg Ryan
               Chief Financial Officer            Investor Relations Officer
               Tel: 1-610-578-4100                Tel: 1-610-578-4252
               Fax 1-610-296-7371                 Fax 1-610-296-7371
               todd.pittman@sanchez.com           greg.ryan@sanchez.com


SOURCE  Sanchez Computer Associates, Inc.
    -0-                             10/17/2003
    /CONTACT: Todd Pittman, Chief Financial Officer, +1-610-578-4100, +1-610-296-7371, fax, todd.pittman@sanchez.com, or Greg Ryan, Investor Relations Officer, +1-610-578-4252, greg.ryan@sanchez.com, both of Sanchez Computer Associates, Inc./
    /Web site:  http://www.sanchez.com /
    (SCAI)

CO:  Sanchez Computer Associates, Inc.
ST:  Pennsylvania
IN:  CPR FIN STW MLM
SU:  CCA ERP